EXHIBIT 23.4

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent petroleum engineers, Ryder Scott Company, L.P. hereby consents to the incorporation by reference in this Registration Statement on Form S-8 of El Paso Corporation of the reference to us and our report under the captions “Part I.  Business — Exploration and Production Segment — Natural Gas and Oil Properties” and “Part II. Item 8. Financial Statements and Supplementary Data — Notes to Consolidated Financial Statements — Supplemental Natural Gas and Oil Operations (Unaudited)” and our reserve reports attached as Exhibits 99.A and Exhibits 99.B in the Annual Report on Form 10-K of El Paso Corporation for the year ended December 31, 2008.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm License No. F-1580

Houston, Texas

November 9, 2009